Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Continued Positive Trends in Revenues, EBITDA and EPS From Continuing Operations for its Fiscal 2012 Fourth Quarter and Full Year

  Revenues grew 7.6 percent to $716.3 million in fiscal 2012 and 4.0 percent to $179.6 million in the fiscal fourth quarter on a comparable, non-GAAP basis (excluding the 53rd week in fiscal 2011 compared with 52 weeks in fiscal 2012 and excluding the 14th week in the fourth quarter of 2011 compared with 13 weeks in the fourth quarter of fiscal 2012 and the shift of the Easter holiday in the fourth quarter.) On a reported basis, fiscal 2012 revenues grew 6.6 percent and fourth quarter revenues declined 1.4 percent compared with the respective prior year periods.
  EBITDA* for the year, excluding stock-based compensation expense of $4.9 million, increased $10.3 million, or 27.6 percent, to $47.6 million, compared with $37.3 million in the prior year. EBITDA for the fourth quarter, excluding stock-based compensation expense of $1.1 million, increased $2.3 million, or 38.0 percent, to $8.4 million, compared with $6.1 million in the prior year period. Free Cash Flow* increased 65.3 percent, or $9.0 million, to $22.9 million compared with the prior year.
  EPS* for the year increased 137.5 percent to $0.19 per share, compared with $0.08 per share in the prior year. EPS for the quarter increased to $0.02 per share compared with a loss of $0.01 per share in the prior year period.

(*EBITDA, Free Cash Flow and EPS for fiscal 2012 include a pre-tax gain of $3.8 million from the sale of 17 Fannie May Fine Chocolate company-owned stores to a new franchisee.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--August 23, 2012--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world’s leading florist and gift shop, today reported results for its fiscal 2012 fourth quarter and full year. Total revenue from continuing operations for the year increased 7.6 percent to $716.3 million in fiscal 2012 and 4.0 percent to $179.6 million in the fiscal fourth quarter ended July 1, 2012 on a comparable, non-GAAP basis reflecting results for fiscal 2012 full year which include 52 weeks compared with 53 weeks in fiscal 2011 and fiscal 2012 fourth quarter results which include 13 weeks compared with 14 weeks and the shift of the Easter holiday. On a reported basis, fiscal 2012 revenues grew 6.6 percent and fourth quarter revenues declined 1.4 percent.

Gross profit margin from continuing operations for the year was 41.0 percent, down 20 basis points compared with 41.2 percent in the prior year. For the fourth quarter, gross margin increased 100 basis points to 41.2 percent, compared with 40.2 percent in the prior year period. Operating expenses increased $11.2 million during the year, while operating expense ratio improved 90 basis points to 38.3 percent of total net sales, compared with 39.2 percent in the prior year. For the quarter, operating expenses decreased $1.6 million to $71.6 million, compared with $73.3 million in the prior year period, while operating expense ratio improved by 30 basis points to 39.9 percent, compared with 40.2 percent in the prior year period.

EBITDA* for the year (excluding stock-based compensation expense of $4.9 million) increased $10.3 million, or 27.6 percent, to $47.6 million, compared with $37.3 million in the prior year. EBITDA for the fourth quarter (excluding stock-based compensation expense of $1.1 million) increased $2.3 million, or 38.0 percent, to $8.4 million, compared with $6.1 million in the prior year period. For the year, net income from continuing operations increased 131.0 percent to $12.7 million, or $0.19* per share compared with $5.5 million or $0.08 per share in the prior year. For the fourth quarter, net income from continuing operations increased to $1.3 million, or $0.02 per share, compared with a loss of $360,000, or ($0.01) per share in the prior year period. Free Cash Flow* for the full fiscal year increased $9.0 million, or 65.9 percent, to $22.9 million compared with the prior year. (*EBITDA, Free Cash Flow and EPS for fiscal 2012 include a pre-tax gain of $3.8 million from the sale of 17 Fannie May Fine Chocolate company-owned stores to a new franchisee.)

Jim McCann, CEO of 1-800-FLOWERS.COM, said, “The strong top and bottom-line results achieved in Fiscal 2012, coming on top of similarly strong results last year, reflect continued positive trends in all three of our business segments. We are particularly pleased with the growth in revenues, gross margin and contribution margin in our core Consumer Floral business where we see customers reacting positively to our enhanced marketing efforts – including our industry leading initiatives in the fast evolving Social and Mobile channels – as they embrace our truly original product designs to help them deliver smiles.”

McCann said the Company’s BloomNet wire service continued to grow its market position during fiscal 2012, achieving double-digit revenue growth for a second consecutive year as well as more than 10 percent growth in contribution margin. “BloomNet has established itself as the growth leader in the wire service category with unsurpassed innovation in the expanded suite of products and services it offers to help professional florists grow their businesses.

“In our Gourmet Food and Gift Baskets, we achieved revenue growth for the year reflecting strong ecommerce growth in our Cheryl’s, 1-800-Baskets.com and The Popcorn Factory brands, combined with wholesale channel growth in our Fannie May Fine Chocolates business, which more than offset the loss of revenues associated with the sale of 17 Fannie May Fine Chocolate retail stores, which we completed during the second quarter of the year. The strategic store sale was part of a 62-store franchise deal that includes an additional 45 new stores to be opened over the next three years, significantly accelerating our franchising program for Fannie May. We believe these franchise stores, in addition to other franchise agreements already signed or in development, will provide significant growth opportunities in the future across ecommerce, retail and wholesale channels for the iconic Fannie May brand,” said McCann.

McCann also noted that sales and profit margins in the Company’s Gourmet Food and Gift Basket category were impacted during the fiscal year by reduced order volumes in wholesale gift baskets. “Fortunately, based on the improved demand we are now seeing from the key mass market accounts, we expect to achieve renewed growth in both revenues and contribution margin in this area in fiscal 2013,” he said.

Category Results:

The Company provides selected financial results for its business categories in the tables attached to this release and as follows. Results for the fiscal 2012 full year include 52 weeks compared with 53 weeks in the prior year; results for the fiscal 2012 fourth quarter include 13 weeks compared with 14 weeks in the prior year period as well as the aforementioned impact of the shift of the Easter holiday.

  Consumer Floral: full year revenues grew $29.0 million, or 7.9 percent to $398.2 million and fourth quarter revenues grew approximately $300,000, or 0.3 percent to 124.0 million, compared with $369.2 million and $123.7 million in the respective prior year periods. Gross profit margin increased 90 basis points to 38.9 percent for the year and 90 basis points to 39.2 percent for the fourth quarter, compared with 38.0 percent and 38.3 percent in the respective prior year periods. The significant improvement in gross profit margin reflects enhanced product mix, logistics and reduced promotional marketing programs. Reflecting the higher revenues and gross margin, category contribution margin increased 19.8 percent to $39.1 million for the year and 9.8 percent to $12.2 million for the fourth quarter, compared with $32.7 million and $11.2 million in the respective prior year periods.
  BloomNet Wire Service: full year revenues increased $9.3 million, or 12.7 percent to $82.6 million and fourth quarter revenues increased approximately $400,000, or 1.9 percent to $21.7 million, compared with $73.3 million and $21.3 million in the respective prior year periods. Gross profit margin was 46.9 percent for the year and 48.2 percent for the fourth quarter, compared with 50.3 percent and 44.6 percent in the respective prior year periods. The higher gross margin in the fourth quarter reflects the normalization of gross margin percentage as the Company leverages its increasing order volumes. Category contribution margin increased 10.6 percent to $22.3 million for the year and 23.6 percent to $6.4 million for the fourth quarter, compared with $20.2 million and $5.2 million in the respective prior year periods.
  Gourmet Food and Gift Baskets: full year revenues increased 3.2 percent to $236.7 million while fourth quarter revenues declined 8.8 percent to $33.9 million reflecting the shift of the Easter holiday, compared with $229.4 million and $37.2 million in the respective prior year periods. Gross profit margin was 42.1 percent for the year and 43.6 percent for the fourth quarter, compared with 43.1 percent and 43.7 percent in the respective prior year periods. Gross profit margins for the year and fourth quarter were impacted by increased commodity costs and shipping fuel surcharges as well as product mix. Category contribution margin for the year was $26.0 million, excluding the gain on the sale of the 17 retail stores, and $600,000 for the fourth quarter, compared with $27.8 million and $1.5 million in the respective prior year periods. Category contribution margin for the year was impacted by the sale of 17 company-owned Fannie May retail stores as well as weaker performance in wholesale gift baskets, while fourth quarter contribution margin was impacted by the shift of the Easter holiday.

Customer Metrics

In terms of its key customer metrics from continuing operations, approximately 4.6 million e-commerce customers placed orders during fiscal 2012, of which 55.8 percent were repeat customers. During the year, the Company attracted approximately 2.0 million new customers. For the fiscal fourth quarter, the Company said approximately 1.6 million e-commerce customers placed orders, with repeat customers representing 63.7 percent of the total. During the quarter, the Company attracted approximately 577,000 new e-commerce customers.

Company Guidance:

For fiscal 2013, the Company said it expects to grow revenues across all three of its business segments with consolidated revenue growth for the year anticipated to be in the mid-single-digit range. Also, based on continued improvements in gross profit margin and operating leverage, the Company anticipates achieving double-digit year-over-year increases in EBITDA and EPS.

McCann said, “Our fiscal 2013 guidance is based on the positive trends – both top and bottom-line – that we have seen in our business over the past two years, balanced by the continued uncertainty in the global economy. We plan to continue our focus on managing those aspects of our business where we can drive growth and enhanced results, including our:

  merchandising and marketing initiatives featuring truly original products that have helped us drive increased average order value and gross profit margins, efforts in manufacturing, sourcing and shipping that have helped absorb rising commodity and fuel costs and enhanced operating cost leverage, and investments in innovation for the future, including our industry leading efforts in Social and Mobile arenas, BloomNet and franchising programs in consumer floral and Fannie May.

We believe these efforts, and others underway, will help us continue the positive trends we have seen in our business as we deepen our relationship with our customers, helping them deliver smiles, and build shareholder value.”

Definitions:

* EBITDA: Net income (loss) before interest, taxes, depreciation, amortization. Free Cash Flow: net cash provided by operating activities less capital expenditures. Category contribution margin: earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses The Company presents EBITDA, Adjusted EBITDA from continuing operations and Free Cash Flow because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA and Adjusted EBITDA as factors used to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and Adjusted EBITDA to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA, Adjusted EBITDA and Free Cash Flow have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Free Cash Flow should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is the world’s leading florist and gift shop. For more than 30 years, 1-800-FLOWERS® (1-800-356-9377 or www.1800flowers.com) has been helping deliver smiles for our customers with gifts for every occasion, including fresh flowers and the finest selection of plants, gift baskets, gourmet foods, confections, candles, balloons and plush stuffed animals. As always, our 100% Smile Guarantee backs every gift. 1-800-FLOWERS.COM’s Mobile Flower & Gift Center was named winner of the Mobile Shopping Summit’s “Best Mobile Site of 2011.” 1-800-FLOWERS.COM was also rated number one vs. competitors for customer satisfaction by STELLAService and named by the E-Tailing Group as one of only nine online retailers out of 100 benchmarked to meet the criteria for Excellence in Online Customer Service. 1-800-FLOWERS.COM has been honored in Internet Retailer’s “Hot 100: America’s Best Retail Web Sites” for 2011. The Company’s BloomNet® international floral wire service (www.mybloomnet.net) provides a broad range of quality products and value-added services designed to help professional florists grow their businesses profitably. The 1-800-FLOWERS.COM “Gift Shop” also includes gourmet gifts such as popcorn and specialty treats from The Popcorn Factory® (1-800-541-2676 or www.thepopcornfactory.com); cookies and baked gifts from Cheryl’s® (1-800-443-8124 or www.cheryls.com); premium chocolates and confections from Fannie May® confections brands (www.fanniemay.com and www.harrylondon.com); gift baskets and towers from 1-800-Baskets.com® (www.1800baskets.com); delicious cut-fruit arrangements from FruitBouquets.com (www.fruitbuquets.com); wine gifts from Winetasting.com® (www.winetasting.com); ultra- premium meats from Stockyards.com (www.stockyards.com); as well as exquisite, customizable invitations and personal stationery from FineStationery.com (www.finestationery.com). The Company’s Celebrations® brand (www.celebrations.com) is a new premier online destination for fabulous party ideas and planning tips. 1-800-FLOWERS.COM, Inc. is involved in a broad range of corporate social responsibility initiatives including continuous expansion and enhancement of its environmentally-friendly “green” programs as well as various philanthropic and charitable efforts. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS.

Special Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “target” or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company’s expectations for: continued market penetration in its BloomNet wire service business, its ability to build on positive trends including increases in revenue, gross margin and contribution margin in its Consumer Floral business; its ability to achieve continued top and bottom line growth in its BloomNet and Gourmet Food and Gift Baskets categories; its ability to achieve its guidance for consolidated revenue growth for the full year in mid-single digit range along with further improvement in gross profit margin and double-digit year-over-year increases in EBITDA and EPS. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results expressed or implied in the forward- looking statements, including, among others: the Company’s ability to leverage its operating platform and reduce operating expenses; its ability to grow its 1-800-Baskets.com business; its ability to manage the seasonality of its businesses; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether as a result of new information, future events or otherwise, made in this release or in any of its SEC filings except as may be otherwise stated by the Company. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, August 23, 2012 at 11:00 a.m. (EDT). The call will be “web cast” live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowersinc.com A recording of the call will be posted on the Investor Relations section of the Company’s web site within two hours of the call’s completion. A telephonic replay of the call can be accessed for 48 hours beginning at 2:00 p.m. EDT on the day of the call at: 1-855-859-2056 or 1-404-537-3406; Conference ID: 18445174.

Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

Correction of an Immaterial Error in the Financial Statements

During the first quarter of fiscal 2013, prior to announcing the Company's financial results for its fiscal 2012 fourth quarter and year ended July 1, 2012, certain errors primarily related to the accounting for deferred tax liabilities on non-amortizable intangibles arising from historical acquisitions prior to fiscal 2007 were identified. These errors in purchase price allocation subsequently impacted the goodwill impairment charge recorded by the Company in fiscal 2009. In connection with this review, the Company also identified an issue related to the treatment of deferred tax liabilities on basis differences related to fixed assets which were recorded in error during fiscal years 2009 and prior.

The Company is in the final stages of its review of this matter, and expects that it will result in a prior period adjustment to increase net income, and thus, decrease the retained deficit by approximately $1.2 million on the June 28, 2009 Consolidated Statements of Stockholders' Equity, with a corresponding adjustment to goodwill by approximately $7.6 million and deferred tax liabilities by approximately $6.4 million. The Company believes this prior period adjustment is qualitatively and quantitatively immaterial to the respective balances adjusted and will have no impact on the 2012, 2011 or 2010 statements of operations or cash flows. Correcting prior year financial statements for these immaterial errors will not require previously filed reports to be amended and as such the Company will correct the error by making adjustments to prior comparative period financial information beginning with its Annual Report on Form 10-K for the year ended July 1, 2012.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)

	July 1, 2012	July 3, 2011

Assets
Current assets:
Cash and equivalents	$28,854	$21,442
Receivables, net	14,968	11,916
Inventories	55,744	51,185
Deferred tax assets	5,698	5,416
Prepaid and other	11,082	8,871
Current assets of discontinued operations	100	3,506
Total current assets	$116,446	102,336

Property, plant and equipment, net	48,669	49,908
Goodwill	41,277	39,348
Other intangibles, net	41,838	41,748
Deferred tax assets	7,516	16,943
Other assets	7,875	5,204
Non-current assets of discontinued operations	-	2,738
Total assets	$263,621	$258,225

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$70,154	$66,878
Current maturities of long-term debt and obligations under
capital leases	15,756	16,488
Current liabilities of discontinued operations	110	956
Total current liabilities	$86,020	84,322

Long-term debt and obligations under capital leases	13,500	29,250
Other liabilities	3,580	2,884
Non-current liabilities of discontinued operations	-	109
Total liabilities	103,100	116,565
Total stockholders’ equity	160,521	141,660
Total liabilities and stockholders’ equity	$263,621	$258,225

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Operations (In thousands, except for per share data)

	Three Months Ended		Year Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Net revenues:
E-commerce (combined online and telephonic)	$139,095	$142,060	$515,205	$485,378
Other	40,461	40,093	201,052	186,227

Total net revenues	179,556	182,153	716,257	671,605

Cost of revenues	105,524	108,920	422,298	395,161

Gross profit	74,032	73,233	293,959	276,444

Operating expenses:
Marketing and sales	48,612	49,915	182,512	173,531
Technology and development	5,227	5,529	20,479	20,168
General and administrative	12,915	12,807	51,972	49,360
Depreciation and amortization	4,871	4,999	19,576	20,271

Total operating expenses	71,625	73,250	274,539	263,330

Gain on sale of stores	-	-	3,789	-

Operating income (loss)	2,407	(17)	23,209	13,114

Interest expense, net	(322)	(756)	(2,312)	(4,077)

Income (loss) from continuing operations before income tax	2,085	(773)	20,897	9,037
Income tax expense (benefit) from continuing operations	830	(413)	8,148	3,517
Income (loss) from continuing operations	1,255	(360)	12,749	5,520

Income (loss) from discontinued operations, net of tax	-	352	(22)	202
Gain on sale of discontinued operations, net of tax	200 200	-	4,542	-
Income from discontinued operations	200	352	4,520	202

Net income (loss)	$1,455	($8)	$17,269	$5,722

Basic net income (loss) per common share
From continuing operations	$0.02	($0.01)	$0.20	$0.09
From discontinued operations	0.00	0.01	0.07	0.00
Net income (loss) per common share	$0.02	$0.00	$0.27	$0.09

Diluted net income (loss) per common share
From continuing operations	$0.02	($0.01)	$0.19	$0.08
From discontinued operations	0.00	0.01	0.07	0.00
Net income (loss) per common share	$0.02	$0.00	$0.26	$0.09

Weighted average shares used in the calculation of net
income (loss) per common share
Basic	64,741	64,135	64,697	64,001
Diluted	66,381	64,135	66,239	65,153

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands)

	Year Ended
	July 1, 2012	July 3, 2011

Operating activities
Net income	$17,269	$5,722
Reconciliation of net income to net cash provided by operations:
Operating activities of discontinued operations	1,931	(814)
Gain on sale of discontinued operations	(8,733)	-
Depreciation and amortization	19,576	20,271
Amortization of deferred financing costs	457	474
Deferred income taxes	8,167	2,262
Bad debt expense	930	1,537
Stock based compensation	4,850	3,961
Excess tax (benefit)/expense from stock based compensation	123	419
Other non-cash items	42	27
Receivables	(3,438)	(1,174)
Inventories	(4,041)	(5,443)
Prepaid and other	(2,190)	(1,868)
Accounts payable and accrued expenses	2,656	6,334
Other assets	1,629	(748)
Other liabilities	947	(235)

Net cash provided by operating activities	$40,175	$30,725

Investing activities
Acquisitions, net of cash acquired	(4,336)	(4,310)
Proceeds from sale of business	12,823	-
Capital expenditures	(17,304)	(16,890)
Purchase of investment	(3,945)	(268)
Other, net	(119)	100
Investing activities of discontinued operations	-	(127)

Net cash used in investing activities	(12,881)	(21,495)
Financing activities
Acquisition of treasury stock	(3,277)	(454)
Excess tax benefit/(expense) from stock based compensation	(123)	(419)
Proceeds from excise of employee stock options	-	49
Proceeds from bank borrowings	56,000	40,000
Repayment of notes payable and bank borrowings	(71,000)	(52,750)
Debt issuance cost	-	(17)
Repayment of capital lease obligations	(1,482)	(2,040)

Net cash used in financing activities	(19,882)	(15,631)

Net change in cash and equivalents	7,412	(6,401)
Cash and equivalents:
Beginning of period	21,442	27,843

End of period	$28,854	$21,442

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended			Year Ended
	July 1, 2012	July 3, 2011	% Change	July 1, 2012	July 3, 2011	% Change

Net revenues from continuing operations:
Consumer Floral	$124,017	$123,681	0.3%	$398,184	$369,199	7.9%
BloomNet Wire Service	21,745	21,339	1.9%	82,582	73,282	12.7%
Gourmet Food & Gift Baskets	33,913	37,187	-8.8%	236,742	229,390	3.2%
Corporate (*)	198	295	-32.9	773	1,150	-32.8%
Intercompany eliminations	(317)	(349)	9.2%	(2,024)	(1,416)	-42.9%
Total net revenues from continuing operations	$179,556	$182,153	-1.4%	$716,257	$671,605	6.6%

	Three Months Ended			Year Ended
	July 1, 2012	July 3, 2011	% Change	July 1, 2012	July 3, 2011	% Change

Gross profit from continuing operations:
Consumer Floral	$48,634	$47,310	2.8%	$154,892	$140,163	10.5%
	39.2%	38.3%		38.9%	38.0%

BloomNet Wire Service	10,483	9,515	10.2%	38,737	36,877	5.0%
	48.2%	44.6%		46.9%	50.3%

Gourmet Food & Gift Baskets	14,783	16,259	-9.1%	99,764	98,831	0.9%
	43.6%	43.7%		42.1%	43.1%

Corporate (*)	132 66.7%	149 50.5%	-11.4%	566 73.2%	573 49.8%	-1.3%

Total gross profit from continuing operations	$74,032	$73,233	1.1%	$293,959	$276,444	6.3%
	(41.2%)	(40.2%)		(41.0%)	(41.2%)

	Three Months Ended			Year Ended
	July 1, 2012	July 3, 2011	% Change	July 1, 2012	July 3, 2011	% Change

Adjusted EBITDA from continuing operations, excluding stock-based compensation:
Category Contribution Margin (**)
Consumer Floral	$12,248	$11,156	9.8%	$39,147	$32,669	19.8%
BloomNet Wire Service	6,414	5,188	23.6%	22,339	20,195	10.6%
Gourmet Food & Gift Baskets (***)	601	1,454	-58.7%	29,789	27,776	7.2%
Category Contribution Margin Subtotal	19,263	17,798	8.2%	91,275	80,640	13.2%
Corporate (*)	(11,985)	(12,816)	6.5%	(48,490)	(47,255)	-2.6%
EBITDA, from continuing operations	7,278	4,982	46.1%	$42,785	$33,385	28.2%
Add: Stock-based compensation	1,114	1,101	1.2%	4,850	3,961	22.4%
EBITDA, excluding stock-based compensation	8,392	6,083	38.0%	$47,635	$37,346	27.6%
Less: Gain on sale of stores (***)	-	-	-	3,789	-	-
Adjusted EBITDA from continuing operations, excluding stock-based compensation	$8,392	$6,083	38.0%	$43,846	$37,346	17.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Category Information (in thousands)

	Three Months Ended		Years Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011

Reconciliation of net income from continuing operations to EBITDA and adjusted EBITDA from continuing operations, less stock-based compensation:
Net income from continuing operations	$1,255	($360)	$12,749	$5,520
Add:
Interest expense, net	322	756	2,312	4,077
Depreciation and amortization	4,871	4,999	19,576	20,271
Income tax expense	830	-	8,148	3,517
Less:
Income tax benefit	-	413	-	-
EBITDA from continuing operations	$7,278	$4,982	42,785	33,385
Add: Stock-based compensation	1,114	1,101	4,850	3,961
EBITDA, excluding stock-based compensation	8,392	6,083	47,635	37,346
Less: Gain on sale of stores (***)	-	-	3,789	-
Adjusted EBITDA from continuing operation, excluding stock based compensation	$8,392	$6,083	$43,846	$37,346

(*)	Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.

(**)

Performance is measured based on category contribution margin or category Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the categories. As such, management’s measure of profitability for these categories does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), nor does it include one-time charges. Management utilizes EBITDA, and adjusted financial information, as a performance measurement tool because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of companies with comparable market capitalization. The Company also uses EBITDA and adjusted financial information as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company’s credit agreement uses EBITDA and adjusted financial information to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA and adjusted financial information is also used by the Company to evaluate and price potential acquisition candidates. EBITDA and adjusted financial information have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

(***)	GFGB category contribution margin during the year ended July 1, 2012, includes a $3.8 million gain on the sale of 17 Fannie May retail stores, which are currently being operated as franchised locations.

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CONTACT:
1-800-FLOWERS.COM, Inc.
Investor:
Joseph D. Pititto, 516-237-6131
invest@1800flowers.com
or
Media:
Yanique Woodall, 516-237-6028
ywoodall@1800flowers.com